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                           SCHEDULE 14A - INFORMATION
                           REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

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/ /   Preliminary Proxy Statement.            / /  Confidential, for Use
                                                   of the Commission Only
                                                   (as permitted by Rule
                                                   14a-6(e)(2))
/ /   Definitive Proxy Statement.

/X/   Definitive Additional Materials.

/ /   Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                      CROWN CENTRAL PETROLEUM CORPORATION
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               (Name of Registrant as Specified in Its Charter)

            GOLNOY BARGE COMPANY, INC. AND APEX OIL COMPANY, INC.
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   (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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                          GOLNOY BARGE COMPANY, INC.
                            APEX OIL COMPANY, INC.
                             8182 MARYLAND AVENUE
                           CLAYTON, MISSOURI 63105
                                (314) 889-9600
                               August 17, 2000

Dear Stockholders of Crown Central Petroleum Corporation:

      On August 9, 2000, Mr. Michael F. Dacey, the Chairman of the Independent Committee of the Board of Directors of Crown Central Petroleum Corporation, sent you a letter urging you to approve the merger of Crown Central with Rosemore Acquisition Corporation. In his letter, Mr. Dacey set forth certain "facts" regarding the proposed merger and urged all Crown Central stockholders to carefully examine the facts in determining whether to approve the merger.

      Golnoy Barge Company, Inc. is a shareholder of Crown Central. In addition, Golnoy and Apex Oil Company, Inc. have delivered to you a Proxy Statement pursuant to which we urged you to vote against the merger for the reasons set forth therein and sought your proxies to vote against the merger. We, like Mr. Dacey, urge you to consider the facts regarding the proposed merger in determining how to vote. However, we urge you to consider all of the facts, and not just those set forth by Mr. Dacey. We urge you to consider those facts that we set forth in our Proxy Statement as well as the following.

* Mr. Dacey states that no other fully financed all-cash offer for all of Crown Central's stock has been made at a price above $9.50. Do not be mislead by this statement. Apex has made an all-cash offer for all of Crown Central's stock at a per share price of $10.50. The Apex offer is $1 per share greater than that of Rosemore's offer. Yet the Independent Committee of Crown Central's Board of Directors has rejected this offer. We urge you to read our Proxy Statement, which will let you determine whether Crown Central's concerns regarding Apex's financing are justified.

* Mr. Dacey states that Crown Central's confidentiality agreement contained a standstill provision which was a standard part of the auction process designed to prevent bidders from receiving confidential information and then trading in the market. Mr. Dacey then states that only Apex refused to sign this agreement and tells you to ask yourself why. The reasons are simple. First, unlike other bidders, parties related to Apex already were substantial shareholders of Crown
      Central and had a vested interest in seeing that their rights as
      shareholders were not adversely affected.   Second, the standstill
      provisions went much further than merely preventing bidders from receiving confidential information and then trading in the market.
      Under the standstill provisions as presented to Apex, WITHOUT A WRITTEN INVITATION FROM THE CROWN CENTRAL BOARD OF DIRECTORS AND REGARDLESS OF WHETHER OR NOT CROWN CENTRAL'S BOARD OF DIRECTORS HELD NEGOTIATIONS WITH APEX, neither Apex nor its shareholders or related parties could, among other things:

      *     buy any additional shares of Crown Central stock;

      *     buy any assets of Crown Central or any of its subsidiaries;

      *     propose a merger with Crown Central;

      *     propose a tender offer for Crown Central stock;

      *     solicit any proxies at any meeting of Crown Central shareholders;

      *     join or be part of any "group" of beneficial owners of Crown
            Central; or

      *     discuss any of the above with any other person.

      If Apex had executed this agreement, Apex would have been precluded from making its $10.50 per share superior offer to Crown Central unless Crown Central's Board of Directors asked Apex to make such an offer. Further, we would have been precluded from delivering our Proxy Statement to you and expressing our viewpoint as to the inadequacy of Rosemore's offer. We do not understand how these results (or most of the proscribed transactions for that matter) "prevents bidders from receiving confidential information and then trading in the market." We believe that the more compelling question is to ask Crown Central why it insisted on provisions that prohibited interested parties from making competing offers to Crown Central's stockholders. For a more complete response as to why Apex refused to execute the confidentiality agreement, we refer you to our Proxy Statement.


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*     Mr. Dacey states that Crown Central adopted its Shareholder Rights Plan
      (the "Poison Pill") to stop Rosemore, Apex and any other party from
                                  ----------------------------------
      engaging in a creeping acquisition in the market that could result in some stockholders receiving less than a full negotiated merger price. (emphasis added) For the reasons set forth in our Proxy Statement, Apex and Golnoy believe the Poison Pill was adopted directly in response to Apex, not others.

      Further, Crown Central adopted its Poison Pill on February 1, 2000. However, according to Crown Central's proxy statement, on January 26, 2000 Rosemore executed Crown Central's confidentiality agreement containing the standstill provisions. If that confidentiality agreement prevented Rosemore from trading in the market, why did Crown Central then also need to adopt the Poison Pill to stop Rosemore from making acquisitions in the market?

* Mr. Dacey states that, in a letter dated July 25, 2000, Apex is proposing a tender offer where Apex can acquire only 20% of the outstanding stock of Crown Central as opposed to all of the outstanding stock of Crown Central. This is an inaccurate statement. In the referenced letter, Apex stated that "the offer would be open to all Crown stockholders." The language was clear. The 20% condition merely meant that Apex had to receive tenders of Crown Central stock representing at least 20% of the aggregate voting power of Crown Central stock then outstanding before Apex would be required to close on the tender offer. However, if more than 20% was tendered, Apex would be obligated to purchase all shares tendered. Apex stands prepared to make a tender offer for all of Crown Central's stock if Crown Central's Board amends or redeems the Poison Pill to allow the tender offer and enters into a definitive merger agreement with Apex similar to the merger agreement entered into with Rosemore.

* Mr. Dacey states that Crown Central's Poison Pill "specifically allows [Crown's] Board to approve a fair tender offer, but only if it is for ALL of Crown's stock and is accompanied by an undertaking to use best efforts to merge within 90 days." What Mr. Dacey does not state is that Apex, in its July 25, 2000 letter, asked Crown Central's Board to make Apex's proposed tender offer an "Approved Transaction" so that completion of the tender offer would not trigger the rights under the Poison Pill. Crown Central refused Apex's request on two grounds. First, Crown Central stated that it was precluded from amending the Poison Pill by the terms of the merger agreement with Rosemore. Second, Crown Central stated that the Poison Pill already permitted a fair tender offer for 100% of Crown Central's stock, coupled with a back end merger, to proceed. Crown Central then offered that, if Apex made such a tender offer, Crown Central would consider the terms of the offer.

      Crown Central's statement is incomplete. To be "exempt" under the Poison Pill, prior to the date on which a tender offer is commenced, the tender offer must be approved by a majority of Crown Central's Board. Rather than stating Crown Central's Board would approve Apex's tender offer, Crown Central merely stated that it would "consider" the offer. Without such approval, the mere public announcement of Apex's intention to commence the tender offer could result in a "Distribution Date" under the Poison Pill and a distribution of the rights under the Poison Pill. The triggering of the Poison Pill would be detrimental to Golnoy and its related parties in that their ownership in Crown Central would be substantially diluted. Notwithstanding Crown Central's assertions to the contrary, Apex cannot commence a tender offer, or publicly announce its intention to commence a tender offer free from the Poison Pill unless the Crown Central Board provides its prior approval. However, we reiterate that Apex stands prepared to make a tender offer for all of Crown Central's stock if Crown Central's Board amends or redeems the Poison Pill to allow the tender offer and enters into a definitive merger agreement with Apex similar to the merger agreement entered into with Rosemore.

* Mr. Dacey states that Crown Central experienced cumulative operating losses of $60 million during the last five years, in addition to a pre-tax write-down of certain refining assets of $80.5 million. This information purports to justify the price being offered by Rosemore.
      Mr. Rosenberg is the chairman of Crown Central's Board as well as Crown Central's president, chief executive officer and chief operating officer and thus ultimately responsible for the financial performance of Crown Central. Mr. Rosenberg is also the chairman of Rosemore's board and Mr. Rosenberg's family is the beneficial owner of Rosemore. The more compelling question to ask is why Mr. Rosenberg, who is responsible for Crown Central's performance, should be able to stand behind such poor performance to justify a low purchase price for Crown Central's stock.


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      We urge Crown Central stockholders to carefully examine all of the facts, not simply the facts as related by Crown Central. We continue to urge you to oppose the Rosemore merger and not approve the Rosemore merger agreement. Please sign, date and mail the enclosed blue proxy card today.

      Thank you for your interest and support.

                                 Sincerely,

                                 /s/ Paul A. Novelly

                                 Paul A. Novelly, Chairman

If you have any questions or need assistance, please call

                  Georgeson Shareholder Communications Inc.
                         17 State Street, 10th Floor
                           New York, New York 10004
                          Toll Free: 1-800-223-2064